Exhibit 99.4

When will you launch the tender offer?

Our intent is to formally launch the cash tender offer on Monday, June 9, 2003.

How long will the tender offer remain open?

Twenty business days.

Will your offer be subject to any conditions?

Our offer will be subject to certain conditions including, but not limited to, expiration of the applicable Hart-Scott-Rodino waiting period, redemption or amendment of PeopleSoft’s poison pill, and a majority of PeopleSoft’s stockholders validly tendering, and not withdrawing, their shares.

Our offer will not be subject to due diligence or financing. Moreover, our offer will in no way be contingent upon completion of the proposed PeopleSoft / J.D. Edwards merger.

How will you finance the transaction?

The proposed transaction will not be contingent on financing. To fund our offer we will utilize available cash reserves as well as a bridge financing facility from Credit Suisse First Boston. After consummation of this transaction, we will evaluate the available alternatives for permanent financing.

What is the next step with PeopleSoft in the proposed transaction?

We expect PeopleSoft’s board will understand the merits of our proposal and we look forward to sitting down and discussing the transaction with them. We have also asked them to remove their poison pill to allow their stockholders to freely accept our offer.

What does this mean for the proposed merger of PeopleSoft and J.D. Edwards?

Our offer will be for the acquisition of PeopleSoft. Once we complete the acquisition of PeopleSoft, we will review whether, and on what terms, Oracle would support the J.D. Edwards transaction.

Haven’t PeopleSoft and J.D. Edwards signed a merger agreement?

Yes, but it is subject to a favorable vote by both companies’ stockholders. PeopleSoft’s stockholders will have a choice. We believe that our cash offer to acquire PeopleSoft is superior to their current alternatives and also involves substantially less risk for PeopleSoft’s stockholders than the proposed transaction with J.D. Edwards.

Why does this transaction make sense for Oracle stockholders?

This transaction will be immediately accretive to earnings and this accretion should substantially improve over time (even including current estimates of amortization of intangible assets and deferred revenue write-downs). The transaction will accelerate Oracle’s growth in revenues, operating income, cash flow, and earnings per share.

The business integration plan is clear, concise and can be effected immediately with little execution risk. Oracle’s management team has extensive experience in reducing costs and streamlining operations and believes that the cost savings are significant and readily achievable.

What is your estimate of cost savings, where will you achieve those savings, and how soon will such savings be realized?

We expect substantial cost savings across a number of functional areas. Sales and marketing costs will be significantly reduced through elimination of redundant positions, as we will no longer actively market PeopleSoft applications. Top PeopleSoft sales and marketing personnel will be moved to fill open positions in Oracle. Research and development costs will be substantially reduced as future development efforts will focus on development of next generation Oracle programs; we will not develop future generations of PeopleSoft applications. Further cost savings will also be realized as we rationalize the substantial overlap in the general and administrative functions.

Why does this transaction make sense for Oracle customers?

Oracle products will be the surviving products and will continue to be enhanced with no change to their current schedule. Existing Oracle customers will benefit in subsequent versions from features integrated from earlier PeopleSoft products and from the contributions of former PeopleSoft developers whose expertise will enhance the Oracle products.

Those customers who have both PeopleSoft and Oracle products will be able to move to the Oracle products by using new upgrade scripts, leaving each customer with a fully integrated suite versus the custom integration project each now has.

Why does this transaction make sense for PeopleSoft stockholders?

We have a clear understanding of PeopleSoft’s market position, prospects and threats. We believe that relative to their current prospects and plans, $16 per share in cash represents a compelling offer.

We also believe that our proposal has significantly less execution risk than the proposed J.D. Edwards transaction.

Why does this transaction make sense for PeopleSoft customers?

Following the acquisition, we intend to continue to support PeopleSoft products and to offer PeopleSoft customers the services of our larger global support organization. PeopleSoft customers will benefit from having access to a migration path that will be optimized for moving to the far broader and fully integrated eBusiness Suite. They will also be offered, at no extra license charge, a product migration to the equivalent Oracle product. In addition, Oracle expects to extend the support period for the older PeopleSoft version 7 beyond the December 2003 deadline that PeopleSoft had announced, thus removing the current pressure on PeopleSoft customers to upgrade.

THIS MESSAGE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION INTENDS TO FILE ON JUNE 9, 2003. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ORACLE CORPORATION.

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